                                    EXHIBIT 1

                                                                       EXHIBIT 1

[DURBAN ROODEPOORT DEEP, LIMITED LETTERHEAD]

                 (Incorporated in the Republic of South Africa)
                         Registration No.1895/000926/06
                                 ARBN 086 277616
                            JSE trading symbol : DUR
                  ISIN Code : ZAE000015079 ; Issuer code: DUSM
                          NASDAQ trading symbol : DROOY

       REPORT TO SHAREHOLDERS FOR THE 1ST QUARTER ENDED 30 SEPTEMBER 2002

                                  GROUP RESULTS

                                   HIGHLIGHTS

     -      Black empowerment transaction successfully concluded


     -      Gold price received up :     US$ 31 per ounce
                                         R 11,712 per kilogram


     -      Cost increase due to annual wage increase of 8.5%


     -      Headline earnings up :       47% to US$ 7.8 million
                                         92% to ZAR 82.1 million


     -      Headline EPS up :            39% to 4.3 US cent
                                         80% to 45.1 ZAR cent


     -      Acquisition of ERPM by CGR completed after quarter-end


                              KEY OPERATING RESULTS

                                                                      Quarter
                                                       QUARTER       Jun 2002      Quarter
                                                      SEP 2002    Pro-forma *     Jun 2002
                                                      --------    -----------     --------
Gold production attributable                 oz        228,270        226,913      247,207
                                             kg          7,100          7,058        7,689

Cash operating costs                       US$/oz          247            227          227
                                            R/kg        82,878         76,170       76,272

Cash operating profit                      US$ m          11.2            9.1         11.0
                                            R m          118.0           83.5        101.9

Headline earnings                          US$ m           7.8            4.9          5.3
                                            R m           82.1           38.0         42.8

Gold price received                        US$/oz          315            285          284
                                            R/kg       105,586         94,049       93,874

(* QTR JUN 2002 RESTATED TO REFLECT 60% SALE OF CGR FOR COMPARISON PURPOSES
ONLY)

                             LETTER TO SHAREHOLDERS

Dear shareholder

OVERALL PERFORMANCE

It is my pleasure to report the results of an unhedged Durban Roodepoort Deep, Limited for the first quarter of the new financial year. With all production now receiving the spot gold price, the company increased headline earnings from US$
5.3 million (R 42.8 million) in the June quarter to US$ 7.8 million (R 82.1 million) this quarter.

During the period under review, Durban Roodepoort Deep, Limited's attributable gold production decreased by eight per cent as a result of the sale of a sixty per cent interest in Crown Gold Recoveries (Pty) Limited (CGR) to Khumo Bathong Holdings (Pty) Limited (KBH). A pro-forma restatement of the previous quarter results to reflect the effect of the sale have been done for comparison purposes and on this basis, gold production saw an increase from 226,913 ounces (7,058 kilograms) in the previous quarter to 228,270 ounces (7,100 kilograms) in the September quarter.

Cash operating cost remain a concern in the current inflationary environment. On an attributable basis cash operating unit cost increased by 9 per cent from US$ 227 per ounce (R 76,170 per kilogram) to US$ 247 per ounce (R 82,878 per kilogram), mainly due to the annual labour wage increase.

OPERATIONS

As a result of our opening-up programmes underground, tonnages at both Blyvoor and Harties operations continued to increase but, as a result of lowering pay limits, grades fell slightly. Crown had a satisfactory quarter with production up ten per cent on the previous quarter. At Tolukuma the new access road to the Kunda deposit is close to completion but underground development has unfortunately been hampered by water problems.

Proposed capital spending for the new financial year is US$ 15 million (R 152 million). A special interdisciplinary project team has been established to accelerate our organic growth programmes.

The company's ore reserves have been independently audited by RSG and, as at 30 June 2002, stood at 16.3 million ounces, calculated on a gold price of R 102,500 per kilogram.

FINANCIAL

Headline earnings for the quarter of US$ 7.8 million are 47 per cent higher than the previous quarter, an increase in Rand terms of 92 percent to R 82.1 million. Cash operating profit in Rand terms increased by sixteen per cent despite the exclusion of CGR's operating profit since the company now accounts for DRD's forty percent interest on an equity basis. On a pro-forma basis (June quarter restated to reflect sixty percent sale of CGR), cash operating profit increased by 23 per cent (41%) from US$ 9.1 million (R 83.5 million) in the previous quarter to US$ 11.2 million (R 118.0 million) this quarter.

The gold price received improved significantly from US$ 284 per ounce (R 93,874 per kilogram) to US$ 315 per ounce (R 105,586 per kilogram) during the September quarter, primarily as a result of all production being unhedged.

The Group recorded a profit of US$ 8.1 million (R 82.6 million) for the sixty percent sale of CGR as an exceptional item. Durban Roodepoort Deep, Limited's forty percent share in CGR's profits is reflected as "income from associate" in the income statement.

OUTLOOK

Further initiatives have been undertaken to control costs, including a complaint to the Competition Commission in relation to the steel supply monopoly in South Africa. On the 10 October 2002, CGR completed the acquisition of the East Rand Proprietary Mines Limited (ERPM) for a total consideration of R 90 million (US$
8.6 million), subject only to one condition subsequent. ERPM has a reserve of 46,212 kilograms (1.47 million ounces) of gold and an estimated mine life of ten years. DRD will manage ERPM on behalf of CGR.

Durban Roodepoort Deep, Limited welcomes the clarity on the new Minerals Bill and associated Empowerment Charter. Considering our recent transactions with KBH, we are already well on our way to achieving these targets.

MARK WELLESLEY-WOOD
Chairman and Chief Executive Officer                             24 October 2002

                       KEY OPERATING AND FINANCIAL RESULTS

US$/IMPERIAL                      QUARTER            BLYVOOR                 NORTH WEST            CROWN        TOLUKUMA
                                                UNDER-    SURFACE   UNDER-    SURFACE   OPEN-PIT   (CGR)    UNDER-   OPEN-PIT
                                                GROUND              GROUND                        SURFACE   GROUND
------------------------------------------      -----------------   ----------------------------  -------   -----------------
Ore milled - t'000                SEP 2002         234       470       728     1 211       231     3 101        37         1
                                  Jun 2002         198       473       655     1 313       284     2 997        38         7

Gold produced - ounces            SEP 2002      51,698    11,188   108,958    15,658     6,366    37,295    14,565       161
                                  Jun 2002      47,004    12,892   105,229    21,670     3,472    33,823    16,172     2,123

Yield - ounces per ton            SEP 2002       0.221     0.024     0.150     0.013     0.028     0.012     0.394     0.161
                                  Jun 2002       0.237     0.027     0.161     0.017     0.012     0.011     0.426     0.303

Cash operating cost - US$/oz      SEP 2002         223       198       268       207       208       210       278       317
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002         221       156       244       192       177       210       242       260

Cash operating cost - US$/ton     SEP 2002          49         5        40         3         6         3       110        51
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002          52         4        39         3         2         2       103        79

Cash operating profit - US$ m     SEP 2002         4.8       1.3       5.1       1.7       0.7       4.0       0.4         -
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002         2.8       1.6       3.9       1.9       0.5       2.4       1.3       0.1

US$/IMPERIAL                      QUARTER       TOTAL     DIS-
                                                 DRD    CONTINUED
                                                  *    OPERATION #
------------------------------------------     ------  -----------
Ore milled - t'000                SEP 2002      4,152       735
                                  Jun 2002      4,167       818

Gold produced - ounces            SEP 2002    223,512     4 758
                                  Jun 2002    222,091     4 822

Yield - ounces per ton            SEP 2002      0.054     0.006
                                  Jun 2002      0.053     0.006

Cash operating cost - US$/oz      SEP 2002        247       348
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002        227       359

Cash operating cost - US$/ton     SEP 2002         18         2
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002         16         2

Cash operating profit - US$ m     SEP 2002       14.0      (0.1)
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002       12.1      (0.3)

ZAR/METRIC                        QUARTER            BLYVOOR                 NORTH WEST            CROWN        TOLUKUMA
                                                UNDER-    SURFACE   UNDER-    SURFACE   OPEN-PIT   (CGR)    UNDER-   OPEN-PIT
                                                GROUND              GROUND                        SURFACE   GROUND
------------------------------------------      -----------------   ----------------------------  -------   -----------------
Ore milled - t'000                SEP 2002         213       426       661     1,099       209     2,813        34         1
                                  Jun 2002         180       429       595     1,191       258     2,719        35         7

Gold produced - kg                SEP 2002       1,608       348     3,389       487       198     1,160       453         5
                                  Jun 2002       1,462       401     3,273       674       108     1,052       503        66

Yield - g/tonne                   SEP 2002        7.55      0.82      5.13      0.44      0.95      0.41     13.32      5.00
                                  Jun 2002        8.12      0.93      5.50      0.57      0.42      0.39     14.37      9.43

Cash operating cost - R/kg        SEP 2002      74,646    66,345    89,747    69,154    69,955    70,506    93,576   104,800
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002      74,120    52,372    81,980    64,263    59,574    70,605    81,260    88,000

Cash operating cost - R/tonne     SEP 2002         564        54       460        31        66        29     1,247       524
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002         602        49       451        36        25        27     1,168       830

Cash operating profit - R m       SEP 2002        50.0      13.7      54.5      17.9       7.1      41.3       4.0         -
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002        27.3      16.2      35.3      19.2       3.5      23.3      13.5       1.3

ZAR/METRIC                        QUARTER    TOTAL      DIS-
                                              DRD    CONTINUED
                                               *     OPERATION #
------------------------------------------   ------  -----------
Ore milled - t'000                SEP 2002   3,768       667
                                  Jun 2002   3,783       742

Gold produced - kg                SEP 2002   6,952       148
                                  Jun 2002   6,908       150

Yield - g/tonne                   SEP 2002    1.85      0.22
                                  Jun 2002    1.83      0.20

Cash operating cost - R/kg        SEP 2002  82,878   116,878
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002  76,170   120,440

Cash operating cost - R/tonne     SEP 2002     203        26
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002     183        24

Cash operating profit - R m       SEP 2002   147.2      (1.5)
(EXCLUDING ESKOM LINK TARIFF)     Jun 2002   116.3      (4.2)

     * Includes only 40% of Crown (CGR) production attributable to Durban Roodepoort Deep, Limited. (The Jun 2002 quarter has been restated for comparisons purposes).

     #    During the quarter the West Wits operation was discontinued.

CAPITAL EXPENDITURE        QUARTER         BLYVOOR         NORTH WEST         CROWN (CGR)         TOLUKUMA     TOTAL DRD (EXCL. CGR)
                                       US$ m      R m     US$ m     R m      US$ m     R m     US$ m      R m     US$ m      R m
-----------------------------------    ---------------    --------------     --------------    --------------  ---------------------
Net Outflow                SEP 2002      0.8       8.0     2.4      24.7      0.8       8.4      0.3      2.9       3.5      35.6
                           Jun 2002      0.6       5.7     1.0      10.2      0.5       5.5      0.5      4.9       2.1      20.8

            Forecast       Dec 2002      1.0      10.2     0.9       9.8      1.2      12.2      0.9      9.6       2.8      29.6

Incorporating the results of all Durban Roodepoort Deep, Limited subsidiaries, including Blyvooruitzicht Gold Mining Company Limited, Buffelsfontein Gold Mines Limited, West Witwatersrand Gold Holdings Limited, Crown Consolidated Gold Recoveries Limited which has a forty per cent interest in Crown Gold Recoveries
(Pty) Limited (CGR), Hartebeestfontein Gold Mine a division of Buffelsfontein Gold Mines Limited, DRD Australasia and Dome Resources NL

                             GROUP INCOME STATEMENTS

FINANCIAL RESULTS                                                       (US$ M)            (US$ m)
                                                                    -----------   --------------------------
(Unaudited)                                                             QUARTER       Quarter        Quarter
                                                                       SEP 2002      Jun 2002       Jun 2002
                                                                                  Pro-forma *
                                                                    -----------   -----------    -----------
Gold revenue                                                               67.2          60.8           70.3
Cash operating costs                                                      (53.3)        (49.0)         (56.1)
Eskom linked electricity tariff                                            (2.7)         (2.7)          (3.2)
                                                                    -----------   -----------    -----------
CASH OPERATING PROFIT                                                      11.2           9.1           11.0
Other expenses - net                                                       (1.0)         (2.4)          (2.7)
Business development                                                       (0.1)         (0.2)          (0.2)
Care and maintenance costs                                                 (0.2)         (0.2)          (0.2)
                                                                    -----------   -----------    -----------
CASH PROFIT FROM OPERATIONS                                                 9.9           6.3            7.9
Retrenchment costs                                                            -             -              -
Investment income                                                           1.1           0.5            0.5
Income from associate                                                       0.8           0.3              -
Interest paid                                                              (0.1)            -           (0.3)
                                                                    -----------   -----------    -----------
NET CASH OPERATING PROFIT                                                  11.7           7.1            8.1
Non-cash items                                                             (1.8)         (0.1)          (0.7)

           Rehabilitation                                                  (0.2)          0.6            0.7
           Depreciation                                                    (1.8)         (1.2)          (1.7)
           Gain on financial instruments                                    0.1             -              -
           Gold in process                                                  0.1           0.5            0.3

PROFIT BEFORE TAXATION                                                      9.9           7.0            7.4
Taxation                                                                   (0.5)         (0.1)          (0.1)
Deferred taxation                                                          (1.6)         (2.0)          (2.0)
                                                                    -----------   -----------    -----------
PROFIT AFTER TAXATION                                                       7.8           4.9            5.3
Exceptional items                                                           7.9         (58.6)         (58.7)
                                                                    -----------   -----------    -----------
NET PROFIT/(LOSS)                                                          15.7         (53.7)         (53.4)
                                                                    -----------   -----------    -----------
HEADLINE EARNINGS PER SHARE - CENTS                                         4.3           2.7            3.1
Basic earnings/(loss) per share - cents                                     8.6         (31.4)         (31.3)
CALCULATED ON THE WEIGHTED AVERAGE ORDINARY SHARES ISSUED OF :      182,236,525   170,866,680    170,866,680

FINANCIAL RESULTS                                                         (R M)              (R m)
                                                                    -----------    --------------------------
(Unaudited)                                                             QUARTER        Quarter        Quarter
                                                                       SEP 2002       Jun 2002       Jun 2002
                                                                                   Pro-forma *
                                                                    -----------    -----------    -----------
Gold revenue                                                              700.7          624.2          721.8
Cash operating costs                                                     (555.0)        (512.1)        (586.4)
Eskom linked electricity tariff                                           (27.7)         (28.6)         (33.5)
                                                                    -----------    -----------    -----------
CASH OPERATING PROFIT                                                     118.0           83.5          101.9
Other expenses - net                                                      (10.1)         (28.8)         (32.4)
Business development                                                       (1.2)          (1.0)          (1.0)
Care and maintenance costs                                                 (1.9)          (1.5)          (1.5)
                                                                    -----------    -----------    -----------
CASH PROFIT FROM OPERATIONS                                               104.8           52.2           67.0
Retrenchment costs                                                         (0.3)          (0.5)          (0.5)
Investment income                                                          12.6            7.1            7.1
Income from associate                                                       8.0            3.4              -
Interest paid                                                              (1.5)          (2.9)          (3.0)
                                                                    -----------    -----------    -----------
NET CASH OPERATING PROFIT                                                 123.6           59.3           70.6
Non-cash items                                                            (19.1)          (2.3)          (8.7)

           Rehabilitation                                                  (2.5)           5.3            6.4
           Depreciation                                                   (18.4)         (12.8)         (18.5)
           Gain on financial instruments                                    1.1            0.8            0.8
           Gold in process                                                  0.7            4.4            2.6

PROFIT BEFORE TAXATION                                                    104.5           57.0           61.9
Taxation                                                                   (5.2)          (0.2)          (0.3)
Deferred taxation                                                         (17.2)         (18.8)         (18.8)
                                                                    -----------    -----------    -----------
PROFIT AFTER TAXATION                                                      82.1           38.0           42.8
Exceptional items                                                          79.8         (591.7)        (593.0)
                                                                    -----------    -----------    -----------
NET PROFIT/(LOSS)                                                         161.9         (553.7)        (550.2)
                                                                    -----------    -----------    -----------
HEADLINE EARNINGS PER SHARE - CENTS                                        45.1           22.2           25.0
Basic earnings/(loss) per share - cents                                    88.8         (324.1)        (322.0)
CALCULATED ON THE WEIGHTED AVERAGE ORDINARY SHARES ISSUED OF :      182,236,525    170,866,680    170,866,680

     (* QUARTER JUN 2002 RESTATED TO REFLECT 60% SALE OF CGR FOR COMPARISON
                                 PURPOSES ONLY)

                              GROUP BALANCE SHEETS

                                           (US$ M)                (R M)
ABRIDGED                             QUARTER    Quarter    QUARTER      Quarter
(Unaudited)                         SEP 2002   Jun 2002   SEP 2002     Jun 2002
                                   ---------- ---------- -----------  -----------
ASSETS
NON-CURRENT ASSETS                      104.5      111.3     1 103.4     1 154.5
                                   ---------- ---------- -----------  -----------
Mining assets - net                      62.1       74.4       656.2       771.9
Investments                               9.3        1.8        97.7        18.4
Environmental Trust funds                12.1       12.1       127.7       125.9
Deferred mining and income taxes         21.0       23.0       221.8       238.3

                                   ---------- ---------- -----------  -----------
CURRENT ASSETS                           40.4       44.4       426.3       460.6
                                   ---------- ---------- -----------  -----------
Inventories                               7.4        8.4        78.6        86.7
Trade and other receivables               8.4       12.2        88.4       126.6
Cash and equivalents                     24.6       23.8       259.3       247.3

                                   ---------- ---------- -----------  -----------
TOTAL ASSETS                            144.9      155.7     1,529.7     1,615.1
                                   ---------- ---------- -----------  -----------

EQUITY AND LIABILITIES

Shareholders' equity                     63.9       42.1       674.6       438.0

                                   ---------- ---------- -----------  -----------
NON-CURRENT LIABILITIES                  46.5       59.0       491.2       611.1
                                   ---------- ---------- -----------  -----------
Borrowings                               14.3       24.0       151.5       248.4
Rehabilitation                           16.6       18.6       174.8       193.4
Deferred mining and income taxes          6.7        6.8        70.6        70.0
Provisions                                8.9        9.6        94.3        99.3

                                   ---------- ---------- -----------  -----------
CURRENT LIABILITIES                      34.5       54.6       363.9       566.0
                                   ---------- ---------- -----------  -----------
Trade and other payables                 25.5       38.2       269.3       396.4
Current portion of borrowings             8.1       16.0        85.5       165.6
Taxation                                  0.9        0.4         9.1         4.0

                                   ---------- ---------- -----------  -----------
TOTAL EQUITY AND LIABILITIES            144.9      155.7     1,529.7     1,615.1
                                   ---------- ---------- -----------  -----------

                                EXCEPTIONAL ITEMS

                                   (US$ M)    (R M)
                                  --------   --------
                                   QUARTER    QUARTER
                                  SEP 2002   SEP 2002
                                  --------   --------
Profit on sale of investment *         8.1       82.6
Impairment of assets                  (0.2)      (2.8)

                                  --------   --------
                                       7.9       79.8
                                  --------   --------

* On 1 July 2002 Durban Roodepoort Deep Limited sold 60% of its holding in CGR in a black empowerment joint venture to Khumo Bathong Holdings (Pty) Ltd and realised a profit of US$ 8.1 million (R 82.6 million).

                        CHANGES IN SHAREHOLDER'S INTEREST

                                                (US$ M)          (R M)
                                               --------       --------
                                                QUARTER        QUARTER
                                               SEP 2002       SEP 2002
                                               --------       --------
Shareholders' interest at the
beginning of the period                            42.1          438.0
Share capital issued                                7.4           74.7

     - for cash                                     6.7           68.0
     - for share options exercised                  0.7            7.2
     - for share issue expenses                       -           (0.5)

Movement in retained income                        14.4          161.9

     - profit attributable to shareholders          7.8           82.1
     - currency adjustments and other              (1.3)             -
     - exceptional items                            7.9           79.8

Shareholders' interest at the end of period        63.9          674.6
                                               --------       --------

                           GROUP CASH FLOW STATEMENTS

                                                (US$ M)          (R M)
                                               --------       --------
ABRIDGED                                        QUARTER        QUARTER
(Unaudited)                                    SEP 2002       SEP 2002
                                               --------       --------
Cash inflow from operating activities              15.8          165.1

Cash outflow from investing activities             (4.1)         (42.3)

Cash outflow from financing activities             (8.8)         (91.3)

Translation adjustments                            (0.5)          (2.6)
                                               --------       --------
Increase in cash and cash equivalents               2.4           28.9
                                               --------       --------
Opening cash and cash equivalents *                22.2          230.4
                                               --------       --------
Closing cash and cash equivalents                  24.6          259.3
                                               --------       --------

(* OPENING BALANCE RESTATED TO EXCLUDE CASH AND CASH EQUIVALENTS ATTRIBUTABLE TO
CGR)

                               CONVERSION FACTORS

CURRENCY

Balance Sheet:                               30-Sep-02    US$ 1 =   R 10.5600

Income Statement:                               Jul-02    US$ 1 =   R 10.1083
                                                Aug-02    US$ 1 =   R 10.5734
                                                Sep-02    US$ 1 =   R 10.5995

UNIT OF MEASUREMENT

METRIC                                                               IMPERIAL

1 metric tonne                                           1.10229 short tonnes
1 kilogram                                                     32.1507 ounces

                                   STOCK DATA

ISSUED CAPITAL                                                                                  JSE      FRANKFURT      NASDAQ
                                                                                              -------    ---------     ---------
                                             Average volume for the quarter per day (000)         293          128         3,223
182,957,397 ordinary no par value shares     % of issued stock traded (annualised)                 42%          18%          458%
5,000,000 cumulative preference shares       Price      - High                                R 49.20    EURO 4.69     USD  4.56
                                                        - Low                                 R 22.00    EURO 2.52     USD  2.31
                                                        - Close                               R 46.01    EURO 4.43     USD  4.16
                                                                                              -------    ---------     ---------

                                   EXPLORATION

At the Tolukuma mine, drilling at Saki produced 1 032 meters of core in 14 holes during the quarter. The best intersections for the period was in DDH SK14 with Saki 1 and Saki 2 veins intersected and results of 6.6 grams per ton over one meter and 5.5 grams per ton over 3.25 meter true width respectively. In the near mine area, drill pads are being prepared for a short program on the Taula Vein at Seri Seri, four kilometers south of the Tolukuma mine in EL580.

A new road is being extended south from the Gulbadi pit into the Illive Valley for the drilling of deep holes into the Milaihamba structure. Some 24 kilometers of line has been cleared for surveyors to mark out the boundaries of a new extended mining lease.

In the regional programs aimed at longer-term targets, reconnaissance work was carried out in EL1297 at the Awara and Gira prospects and both have confirmed the work of earlier exploration companies with delineation of anomalous gold and gold base metals mineralisation. The planned airborne geophysical survey covering EL's 1297, 1286, 1264 and 1284 will commence early in the new quarter. The Daylesford EL3431 license was renewed on 27 July 2002 for a period of one year expiring on 15 May 2003.

The Argonaut project represents DRD's southern down-dip extension of the Central Rand goldfield. The total surface area is covering 250 square kilometers with the Main Reef and Main Reef Leader extending from 3 000 meters to at least 5,000 meters below surface. The resource contains an estimated 111 million ounces of gold. Management believes that the project will be viable at current Rand gold prices and thus represents a major opportunity for DRD shareholders. In the current financial year, US$ 8.2 million (R 86 million) has been identified for project work, of which US$ 2.4 million (R 25 million) is required for the acquisition of surface rights for future shafts and slime deposition sites.

Nick Goodwin has been appointed Project Manager for the Argonaut Project.

                               SHARE OPTION SCHEME

The following summary provides information in respect of the Durban Roodepoort Deep (1996) Share Option Scheme as at 30 September 2002 :

Number of options granted :                             5,157,688
Number of options currently exercisable :               1,185,945

                               ACCOUNTING POLICIES

The financial statements are prepared on the historical cost basis and in accordance with South African Statements of Generally Accepted Accounting Practice. The accounting policies are, in all material respects, consistent with the annual financial statements for the year ended 30 June 2002.

                               INVESTOR RELATIONS

For further information, contact
Maryna Eloff at :                Tel: (+27-11) 381-7800, Fax: (+27-11) 482-4641,
                                 e-mail: eloffm@drd.co.za,
                                 web site: http://www.durbans.com
                                 45 Empire Road, Parktown, South Africa,
                                 PO Box 390, Maraisburg 1700, South Africa.

ADDRESS DETAILS

REGISTERED OFFICE :
45 Empire Road, Parktown, South Africa,
PO Box 390,
Maraisburg 1700, South Africa

SHARE TRANSFER SECRETARIES :
Ultra Registrars (Pty) Ltd,
PO Box 4844,
Johannesburg 2000, South Africa

UNITED KINGDOM REGISTRARS :
St. James' Corporate Services Ltd,
6 St. James' Place,
London SW IA INP

DEPOSITORY BANK :
American Depository Receipts,
The Bank of New York,
Shareholders Relations Department,
101 Barclay Street, New York, NY 10296

   Directors : MM Wellesley-Wood (Chairman and Chief Executive Officer)* ; IL
    Murray (Chief Financial Officer) ; FH Coetzee (Chief Operations Officer);
           MP Ncholo ; N Goodwin ; RP Hume ; GC Campbell*; DC Baker**
          MA Eloff (Group Company Secretary) (*British) (**Australian)